Exhibit 99.01

Houghton Mifflin Company Announces Third Quarter 2005 Results

BOSTON—November 9, 2005—Houghton Mifflin Company announced today its results for the third quarter of 2005. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“Our third quarter results demonstrate that our strategy of developing market-leading products and services tailored to meet the needs of our customers is the right one,” said Tony Lucki, president and chief executive officer. “The outstanding performance of the School Division’s reading, math and new social studies programs, as well as higher sales of McDougal Littell’s social studies and math programs, contributed significantly to the quarter. Based on our third quarter and year-to-date performance, we expect to meet our 2005 financial goals.”

“Our new elementary program, Houghton Mifflin Social Studies, is an excellent example of the way in which the investments we make in program development can increase revenue and profits. This year, we continue to allocate substantial resources to developing new science, reading and language arts programs. We fully expect that these programs will be well received by school districts across the country, creating more selling opportunities for us as the adoption markets for these programs expand through 2009,” Lucki added.

Results for Third Quarter 2005

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. Because of the highly seasonal nature of the business, Houghton Mifflin Company has historically incurred operating losses in the first and fourth quarters of the year.

Our net sales for the quarter ended September 30, 2005, were $626.9 million, a 9.9% increase over $570.4 million in the third quarter of 2004.

The K–12 Publishing segment’s net sales increased 13.7% to $451.6 million for the third quarter of 2005, up from $397.2 million for the same period in 2004. The segment benefited from the School Division’s sales of its new elementary social studies, basal reading, math and reading intervention programs, as well as from McDougal Littell’s success in the secondary school markets for social studies and world language programs.

The College Publishing segment’s net sales were $118.3 million for the third quarter of 2005, up 1.9% from $116.1 million for the same period in 2004. Higher sales of backlist titles outpaced sales of 2006 copyright editions. Industry-wide, market-driven issues of textbook pricing and used textbook sales continue to present challenges for college textbook publishers. The recent trend in which institutions and instructors use older texts rather than adopt new editions, giving students the opportunity to purchase used textbooks, continues to create a challenging environment for college textbook publishers.

The Trade and Reference Publishing segment’s net sales were $40.2 million for the third quarter, a 2.2% decrease from $41.1 million for the same period in 2004. The decrease was primarily due to lower revenue in cookbook and children’s categories in 2005 compared to 2004. This anticipated decrease can be attributed to the tapering of sales of both The Gourmet Cookbook, which had a highly successful launch in 2004, and of The Polar Express by Chris Van Allsburg, which had higher sales following the holiday release of the film adaptation last year.

The Other segment’s sales increased 5.0% to $16.8 million for the third quarter of 2005, from $16.0 million for the same period in 2004. The increase was due to Promissor’s higher sales of license testing.

Third quarter operating income was $221.8 million, a 22.5% increase compared to $181.0 million in the third quarter of 2004. The increase was mainly due to higher margins on net sales, partially offset by higher editorial costs, higher selling costs and higher pre-publication and publishing rights amortization.

Net income was $121.3 million, a 26.6% increase compared to $95.8 million in the same period last year. The increase was mainly due to higher operating income, partially offset by higher interest and tax expenses. Interest expense in 2004 included the benefit of interest rate swaps. There were no interest rate swaps in the third quarter of 2005.

Cash flow provided by operating activities decreased $14.5 million in the third quarter of 2005 to $133.5 million, down from $148.0 million in the third quarter of 2004. The decrease was mainly due to higher accounts receivable and increased inventory purchases in 2005 relating to the expansion of our product offerings.

Capital expenditures increased to $49.9 million in the third quarter of 2005, from $31.2 million in the same period in 2004. The increase was mainly due to the timing of new product development expenditures in the K–12 Publishing segment. Capital expenditures include new product investment for science, math and reading programs, as well as technology-related spending. Capital expenditures are expected to be approximately $160 to $170 million in 2005.

EBITDA, earnings from continuing operations before interest, taxes, depreciation and amortization, was $282.2 million for the third quarter, a 17.7% increase compared to $239.8 million for the third quarter of 2004.

Year to Date 2005

For the nine months ended September 30, 2005, sales increased 7.1% to $1,118.0 million, up from $1,043.5 million for the same period last year.

The K–12 Publishing segment’s net sales were $798.1 million, compared to $725.2 million for the first nine months of 2004, a 10.1% increase. The increase was mainly due to higher sales of the new elementary social studies, elementary math and basal reading programs, as well as secondary social studies, world history and science programs.

The College Publishing segment’s net sales for the nine months ended September 30, 2005, were $173.7 million, an increase of 3.2% over $168.3 million reported for the same period in 2004. The increase was primarily due to higher sales of backlist titles.

The Trade and Reference Publishing segment’s net sales for the nine-month period were $95.6 million, a 5.1% decrease over $100.7 million for the same period last year. The decrease was mainly due to lower revenue from licensing rights and lower sales of titles tied to movie releases, which tend to normalize after the film and media publicity.

The Other segment’s net sales for the nine-month period were $50.6 million, a 2.4% increase over the same period last year. The increase was mainly due to Promissor’s higher testing revenue.

Operating income for the nine months ended September 30, 2005, was $126.1 million, an increase of 38.9% compared to $90.8 million for the same period in 2004. The increase was mainly due to gross margin flow-through from higher net sales and lower costs of sales as a percentage of net sales due to cost savings in manufacturing, partially offset by higher editorial and selling costs and technology-related expenses.

The net income for the nine months ended September 30, 2005, was $17.8 million, compared to a net loss of $3.1 million for the same period last year. The increase was mainly due to higher operating income, partially offset by higher interest expense due to higher interest rates on the Company’s revolving line of credit and higher accretion on the senior discount notes. Interest expense in 2004 included the benefit of interest rate swaps.

EBITDA for the nine months ended September 30, 2005, increased 16.3% to $298.8 million, compared to $256.9 million reported in the same period last year. The increase was mainly due to higher operating income.

Cash flow used in continuing operations was $41.8 million for the first nine months of 2005, compared to cash flow from operations of $0.8 million for the same period in 2004. The decrease was mainly due to higher accounts receivable and investments in inventory resulting from expansion of our product offering, partially offset by higher accrued liabilities.

Capital expenditures for the first nine months were $123.2 million, compared to $87.9 million for the same period in 2004. The increase was mainly due to higher pre-publication expenditures related to new product development and higher technology-related spending.

Due to the seasonal nature of our business, with approximately 55% of net sales realized in the third quarter, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. As a result, operating free cash flow, which is defined as cash flow from continuing operations less capital expenditures, was negative $165.1 million for the first nine months of 2005, compared to negative $87.1 million for the first nine months of 2004.

Conference Call Schedule

The Company’s senior management will review the second quarter results on a conference call scheduled for this morning, November 9, 2005, at 10:00 a.m. EST. The call is open to investors and analysts, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States:	866-322-2542
International:	706-634-7466
Conference ID:	2031224

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin Company publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. Houghton Mifflin Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin Company today combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs;

criterion-referenced testing; and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the ability of Riverside, Edusoft and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a weak economy on sales of K–12, college and general interest publications; (xv) the risk that the Company’s well-known authors will depart and write for competitors; and (xvi) the effect of changes in accounting and regulatory and/or tax policies and practices.

Contact:

Joseph P. Fargnoli

Vice President, Treasurer

Houghton Mifflin Company

617-351-3351

joseph_fargnoli@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,		Nine Months Ended,
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$451,605	$397,205	$798,115	$725,239
College Publishing	118,258	116,096	173,669	168,269
Trade and Reference Publishing	40,221	41,131	95,596	100,658
Other	16,806	15,971	50,647	49,372

	626,890	570,403	1,118,027	1,043,538

Cost of sales excluding pre-publication and publishing rights amortization	197,940	192,126	418,829	410,227
Pre-publication and publishing rights amortization (b)	47,551	46,014	134,928	133,264

Cost of sales	245,491	238,140	553,757	543,491
Selling and administrative expenses	158,155	150,082	434,500	405,877
Intangible asset amortization	1,403	1,153	3,636	3,401

Operating income	221,841	181,028	126,134	90,769
Net interest expense	(34,197)	(29,204)	(100,255)	(95,049)
Other income (expense)	15	—	(5)	184

Income (loss) before income taxes	187,659	151,824	25,874	(4,096)
Income tax provision (benefit)	66,327	56,031	8,038	(1,037)

Net income (loss)	$121,332	$95,793	$17,836	$(3,059)

Other Operating Data:
Reconciliation of operating income from continuing operations to EBITDA:
Operating income from continuing operations	$221,841	$181,028	$126,134	$90,769
Other income (expense)	15	—	(5)	184
Depreciation and amortization	60,332	58,739	172,653	165,933

EBITDA from continuing operations (c)	$282,188	$239,767	$298,782	$256,886

Cash flow provided by continuing operations	$133,534	$147,947	$(41,829)	$809
Capital expenditures—excluding pre-publication costs	(19,133)	(10,282)	(43,576)	(26,176)
Capital expenditures—pre-publication costs (b)	(30,772)	(20,889)	(79,645)	(61,740)

Operating free cash flow (c)	$83,629	$116,776	$(165,050)	$(87,107)

Consolidated Balance Sheet Information (a):

As of September 30, 2005
(dollars in thousands)
Unrestricted cash and cash equivalents	$36,430
Short-term borrowings	$—
Long-term debt including current portion	$1,326,658

Notes to Summary Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statements of Operations Data for HM Publishing Corp. for the quarter ended September 30, 2005, includes the results of Houghton Mifflin Company and incremental interest expense of $5.3 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $2.6 million. The Consolidated Statement of Operations Data for HM Publishing Corp. for the nine months ended September 30, 2005, include the results of Houghton Mifflin Company and incremental interest expense of $15.5 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $6.0 million.

b.	Pre-publication expenditures include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis. The costs to write manuscripts are expensed as incurred.

c.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. We do not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.